UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2013

RealBiz Media Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-53359	11-3820796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2690 Weston Road, Suite 200 Weston, FL 33331
(Address of Principal Executive Offices)

(954) 888-9779

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective October 29, 2013, the appointment of Deborah Linden, age 58, as the Chief Operating Officer and a director of Realbiz Media Group Inc. (the “Company”) and the President and Chief Operating Officer of Next 1 Interactive, Inc. was ratified by the board of directors of the Company and Next 1 Interactive, Inc. In connection with her appointment, Ms. Linden entered into a three-year employment agreement (the “Linden Employment Agreement”) with us and Next 1 Interactive, Inc. Pursuant to the Linden Employment Agreement, Ms. Linden will be entitled a monthly payment of $5,000 cash and $12,000 in stock (30,000 shares of Next 1 Interactive, Inc. Series C Preferred Stock and 600,000 shares of Next 1 Interactive, Inc. common stock) for the first 90 days after the date of the Linden Employment Agreement and thereafter if the parties determine to continue the Linden Employment Agreement she will receive an annual base salary for the first year of $200,000, increasing to $250,000 in the second year. Ms Linden will be issued a bonus of up to 2% of the consolidated EBITDA of the two companies up to a maximum of $150,000 paid in shares of our stock for each year of the Agreement, such bonus earned at the end of each year.  The Linden Employment Agreement also includes confidentiality obligations, non-compete and non-solicitation provisions.

If Ms Linden’s employment is terminated for any reason, she or her estate as the case may be, will be entitled to receive the accrued base salary, vacation pay, expense reimbursement , bonus and any other entitlements accrued by her through the date of termination to the extent not previously paid (the “Accrued Obligations”); provided, however, that if her employment is terminated (1) by us other than for Cause, (as defined in the Linden Employment Agreement), disability or death or by Ms Linden for Good Reason (as defined in the Linden Employment Agreement) then we shall continue to pay her the Accrued Obligation for a period of 90 days (2) by reason of her death then we shall continue to pay the Accrued Obligations through the date of death or (3) by reason of Disability (as defined in the Linden Employment Agreement), then we shall continue to pay her Accrued Obligations earned through the calendar month of the termination .

Effective October 29, 2013, Patrick Scheltgen, age 47, was appointed our Chief Information Officer and effective October 29, 2013, Mark Lemon, age 54, was appointed our Chief Technology Officer. In connection with their appointment, Mr. Scheltgen and Mr. Lemon each entered into a one-year employment agreement (the “Scheltgen Employment Agreement” and the “Lemon Employment Agreement”) with us. Pursuant to the Scheltgen Employment Agreement, Mr. Scheltgen will be entitled a monthly payment of $5,000 payable in shares of our stock, based upon a $1 share price for the first quarter and thereafter a 50% discount to the closing price of our common stock on the last day of each quarter. Pursuant to the Lemon Employment Agreement, Mr. Lemon will be entitled a monthly payment of $2,500 payable in shares of our stock, based upon a $1 share price for the first quarter and thereafter a 50% discount to the closing price of our common stock on the last day of each quarter. Each of Mr. Scheltgen and Mr. Lemon is eligible to receive a bonus at the discretion of the board of directors. Each of the Scheltgen Employment Agreement and the Lemon Employment Agreement also includes confidentiality obligations, non-compete and non-solicitation provisions.

If either Mr. Scheltgen or Mr. Lemon’s employment is terminated for any reason, he or his estate as the case may be, will be entitled to receive the accrued base salary, vacation pay, expense reimbursement , bonus and any other entitlements accrued by him through the date of termination to the extent not previously paid (the “Accrued Obligations”); provided, however, that if his employment is terminated by reason of his death then his estate is entitled to receive the Accrued Obligations earned through the date of death and if his employment is terminated by reason of Disability (as defined in the Agreement), then we shall continue to pay his Accrued Obligations earned through the calendar month of the termination .

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective October 29, 2013 Deborah Linden was appointed to the position of Chief Operating Officer of the Company.

Deborah Linden, 58, co-founded Island One Resorts in 1981 and served as CEO of the timeshare development and management company until its sale in 2011 and continued as a consultant through the transition until October 2013. At its height, the $100 million annual company had a 1,250 person staff; over 65,000 vacation owners; a points-based vacation club; 12 homeowners associations; and nine resorts throughout Florida and the Caribbean. An active volunteer to the American Resort Development Association (ARDA), she has spearheaded many timeshare industry initiatives in the arenas of legislation, sales, marketing, ethics and education. Her leadership includes over 20 years on the Board of Directors; 10 years on the Board Executive Committee; Chairman of the Board from 1993-1995; and Chairman of the Vacation Timesharing Council from 1990-1993. Ms. Linden’s contributions to business development and community outreach have been recognized with numerous awards, including ARDA’s 2000 Circle of Excellence Lifetime Achievement; Ernst & Young 2006 Entrepreneur of the Year, Florida Real Estate & Construction; and Dynetech-Crummer 2006 Entrepreneur of the Year, $50+ million category. Ms. Linden is Chairman of the Board of DL Foundation, which performs community outreach initiatives benefiting children’s charities, the community, disaster victims and families in crisis.

In connection with her appointment, Ms Linden entered into a three-year employment agreement with us and Next 1 Interactive, Inc..  See Item 1.01 for a description of the terms of the Linden Employment Agreement.

  Effective October 29, 2013, the appointment of Patrick Scheltgen to the position of Chief Information Officer of the Company was ratified by the board of directors. Mr. Scheltgen has over 25 years experience in Information Technology and Systems Development, he is the co-founder and CEO of Filmrobot Systems, Inc. From 1999 to present, he has been the lead architect and company visionary of  the Filmrobot Systems model, overseeing the development and day to day operations of the one of the largest web design and programming companies in Vancouver B.C. with Hundreds of clients in many verticals, from film and television to large wineries and enterprise level clients. In early 2000, Mr. Scheltgen co-created  and designed Agencyclick.com, an online community based website that provides casting directors actors and agents real time access to information to facilitate the casting of feature films and commercials worldwide. To date Agencyclick.com continues to be the largest online database for working performers in North America. From 2004 to 2012 Mr. Scheltgen has held senior level consultant positions with Fraser Health, the primary health services provider in British Columbia, Fortis B.C. the largest provider of gas and natural gas services to British Columbia as well as Telus B.C. one of the largest phone and cable television and network services providers in British Columbia. Mr. Scheltgen has also lead the design and development for several large British Columbia wineries with their large scale e-commerce initiatives, including but not limited to Hestercreek, and Quails Gate estate wineries. Mr. Scheltgen received his Bachelors Computer Information Systems and Business Administration, from Douglas College in New Westminster B.C.

In connection with his appointment, Mr. Scheltgen entered into a one-year employment agreement with us and Next 1 Interactive, Inc..  See Item 1.01 for a description of the terms of the Scheltgen Employment Agreement

Effective October 29, 2013, the appointment of Mark S. Lemon to the position of Chief Technology Officer of the Company. Mr. Lemon is responsible for developing and guiding our technology strategy, including supporting next-generation systems and technologies, management tools, and technical standards. From 1999 to present, Mr. Lemon co-founded and served as Operations Manager for Filmrobot Systems, Inc. where his responsibilities included MS Windows and Linux server and application support for internal web development and the company's co-located and cloud-based production environments. Prior to joining the Company, Mr. Lemon gained a wide variety of experience, including almost a decade as a process engineer for Owens-Corning Fiberglas and nine years as a 3D computer animator and animation supervisor for Rainmaker Entertainment, Inc. (formerly Mainframe Entertainment Inc.). A 1981 graduate of McMaster University in Hamilton, Ontario with a bachelors degree in Materials Engineering (Ceramics), Mr. Lemon resides in Vancouver, British Columbia.

In connection with his appointment, Mr. Lemon entered into a one-year employment agreement with us and Next 1 Interactive, Inc.  See Item 1.01 for a description of the terms of the Lemon Employment Agreement.

There are no family relationships between Ms Linden, Mr. Scheltgen or Mr. Lemon and any director, executive officer or person nominated or chosen by the Company to become as director or executive officer.  Additionally, there have been no transactions involving any of Ms Linden, Mr. Scheltgen or Mr. Lemon that would require disclosure under Item 404(a) of Regulation S-K.

Effective October 29, 2013, Phil Bliss resigned as our Chief Information Officer and director.

Effective October 29, 2013, Deborah Linden was appointed as a director to the Board of the Company.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALBIZ MEDIA GROUP, INC.

Date: November 4, 2013	By:	/s/William Kerby
William Kerby
Chief Executive Officer